GATC WEST VIRGINIA, INC.

CLASS B COMMON STOCK PURCHASE AGREEMENT

THIS CLASS B COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of February 28, 2024, by and among GATC West Virginia, Inc., a West Virginia corporation (the “Company”), GATC Health Corp, a Wyoming corporation (the “Parent”) and the West Virginia Jobs Investment Trust, a West Virginia State agency and division of the West Virginia Economic Development Authority, a public corporation (the “Purchaser”).

The parties hereby agree as follows:

1.Purchase and Sale of Class B Common Stock.

1.1Sale and Issuance of Class B Common Stock.

(a)The Company shall have adopted and filed with the Secretary of State of the State of West Virginia on or before the Initial Closing (as defined below) the amendment to its Articles of Incorporation in the form attached to this Agreement as Exhibit A (the “Amendment”).

(b)Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the applicable Closing (as defined below) and the Company agrees to sell and issue to the Purchaser at the applicable Closing set forth in Section 1.2 and 1.3. that number of shares (the “Shares”) of Class B Common Stock, $5.00 par value per share (the “Class B Common Stock”) at a purchase price of $5.00 per share. In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

(c)At each Closing, the Company shall deliver to the Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company.

1.2First Closing; Delivery.

The initial purchase and sale of the Shares shall be for 400,000 Shares, for an aggregate purchase price of Two Million Dollars ($2,000,000) and shall take place remotely via the exchange of documents and signatures, at 2:00 p.m., Eastern Standard Time, , on February 28, 2024, or at such other time and place as the Company and the Purchaser mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”).

1.3Sale of Additional Shares of Class B Common Stock.

(a)After the Initial Closing, the Company agrees to sell, and the Purchaser agrees to purchase, on the same terms and conditions as those contained in this Agreement, up to 600,000 additional shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization affecting such shares) of Class B Common Stock (the “Additional Shares”) pursuant to the schedule set forth in subsection (b):

(b) At any time at its discretion, the Company may certify in writing to the Purchaser, in the form of the Certificate attached hereto as Exhibit B, that it has hired ten (10) Full Time Employees, providing the list of such Full Time Employees and the position of each. Within 30 days of such certification, the Purchaser shall purchase, and the Company shall sell Two Hundred Thousand (200,000) Additional Shares, upon the same terms and conditions as at the First Closing. The Company may likewise certify as to the hiring of two more sets of 10 Full Time Employees, for a total of 30 Full Time Employees hired, and 30 days following each such certification, the Company shall sell, and the Purchaser shall purchase, 200,000 Additional Shares, for a total of 600,000 Additional Shares pursuant to this Section 1.3. For purposes of this Agreement, the term “Full Time Employee” shall mean a full-time direct employee of the Company, who works in a permanent and not temporary position at the Company’s West Virginia facility, receives paid benefits and works at least 35 hours per week.  An independent contractor who works for the Company is not a Full Time Employee and shall not be included in determining whether the Full Time Employee requirement is met.

1.4The Company will use the proceeds from the sale of the Shares to fund research and development, equipment acquisition and general working capital of the Company.

1.5Defined Terms Used in this Agreement.  In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a)“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)“Code” means the Internal Revenue Code of 1986, as amended.

(c)“Company Intellectual Property” or “Company IP” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such as are necessary to the Company in the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(d)“Parent Intellectual Property” or “Parent IP” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, licenses in, to and under any of the foregoing, and in any and all such as are necessary to the Parent in the conduct of the Parent’s business, respectively as now conducted and as presently proposed to be conducted.

(e)“Key Employee” means any executive-level employee as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property or Parent Intellectual Property, respectively.

(f)“Knowledge” including the phrase “to the Company’s knowledge” or “to the Parent’s knowledge” shall mean the actual knowledge after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course of the following persons: Jeff Moses and Ty Lam for the Company; and Jeff Moses and Ty Lam for the Parent.  Additionally, for purposes of Section 0, the Company or Parent shall be deemed to have “knowledge” of a patent right if the Company or Parent has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

(g)“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company or Parent, as applicable..

(h)“Board Observer Agreement” means the agreement among the Company and the Purchaser dated as of the date of the Initial Closing, in the form of Exhibit C attached to this Agreement.

(i)“Parent” shall mean GATC Health Corp, a Wyoming corporation, which is the sole stockholder of the Company.

(j)Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(k)“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(l)“Transaction Agreements” means this Agreement and the Board Observer Agreement.

2.Representations, Warranties and Covenants of the Company and Parent. Each of the Company and Parent hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit D to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder, and except for such matters which would not have a Material Adverse Effect, the following representations are true and complete as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 0, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 0 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

For purposes of these representations and warranties (other than those in Sections 0, 0, 0, 0, and 0), the term the “Company” shall include any subsidiaries of the Company, and the term “Parent” shall include any subsidiaries of the Parent, unless otherwise noted herein.

2.1Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in the State of West Virginia and each other jurisdiction in which the failure to so qualify would have a Material Adverse Effect.  The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted.  The Parent is duly qualified to transact business and is in good standing in each jurisdiction in which it transacts business in which the failure to so qualify would have a Material Adverse Effect.

2.2Presence in West Virginia.  For so long as the Purchaser holds Class B Common Stock in the Company, the Company shall maintain a presence in West Virginia, including but not limited to its headquarters, sales department and R&D operations

2.3Capitalization.

(a)The authorized capital of the Company consists, immediately prior to the Initial Closing, of 100,000,000 shares of Class A Common Stock, $.0001 par value per share (the “Class A Common Stock”), 100,000,000 shares of which are issued and outstanding immediately prior to the Initial Closing; and 1,000,000 shares of Class B Common Stock, none of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Class B Common Stock are as stated in the Amendment and as provided by the West Virginia Business Corporation Act. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. All of the Class A Common Stock is owned by the Parent.

(b)The Company has not reserved any shares of its Class A Common Stock or Class B Common Stock for issuance other than pursuant to this Agreement, and there are no outstanding options, warrants or other securities of the Company which are convertible or with respect to which any Person may be entitled to receive any shares of Class A Common Stock or Class B Common Stock.

(c)In accordance with the Amendment, the Company shall at all times reserve and keep available the shares of Common Stock of the Parent (the “Parent Shares”) contributed to the Company prior to the Initial Closing, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock purchased by Purchaser as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Class Be Common Stock.

(d)The authorized capital of the Parent consists of:

(i)an unlimited number of shares of common stock, par value $.0001 per share; and

(ii)10,000,000 shares of preferred stock, par value $.0001 per share,  including 1,500,000 shares of Series A Convertible Preferred Stock.

(e)There are no outstanding options, warrants or other securities of the Parent which are convertible or with respect to which any Person may be entitled to receive any shares of the Company

(f)The Parent has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(g)For so long as the Purchaser holds Class B Common Stock, the Parent shall not redeem the Parent Shares contributed to the Company prior to the Initial Closing.

2.4Subsidiaries. The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.  Except for the subsidiaries set forth in Section 2.4 of the Disclosure Schedule, the Parent does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.

2.5Authorization.  All corporate action required to be taken by the Company’s and Parent’s Board of Directors and shareholder(s), respectively, in order to authorize the Company and Parent to enter into the Transaction Agreements, and to issue the Shares at the Closing has been taken. All action on the part of the officers of the Company and Parent necessary for the execution and delivery of the

Transaction Agreements, the performance of all obligations of the Company and Parent under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares has been taken or will be taken prior to the applicable Closing. The Transaction Agreements, when executed and delivered by the Company and Parent, shall constitute valid and legally binding obligations of the Company and Parent, enforceable against the Company and Parent, respectively, in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.6Valid Issuance of Shares.  The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchaser in Section 0 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

2.7Governmental Consents and Filings.  Assuming the accuracy of the representations made by the Purchaser in Section 0 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company or Parent in connection with the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Amendment, which will have been filed as of the Initial Closing, and (ii) any required filings pursuant to applicable securities laws, which have been made or will be made in a timely manner.

2.8Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company’s knowledge or to the Parent’s knowledge, currently threatened (i) against the Company or Parent or any officer, director or Key Employee of the Company or Parent arising out of their employment or board relationship with the Company or Parent, respectively; or (ii) to the Company’s knowledge or Parent’s knowledge, that questions the validity of the Transaction Agreements or the right of the Company and Parent to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) to the Company’s knowledge or Parent’s knowledge, that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor Parent nor, to the Company’s knowledge or Parent’s knowledge, respectively, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company or Parent respectively). There is no action, suit, proceeding or investigation by the Company or Parent pending or which the Company or Parent intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company or Parent) involving the prior employment of any of the Company’s employees or Parent’s employees, their services provided in connection with the Company’s or Parent’s business respectively, any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers.

2.9Intellectual Property.

(a)Each of the Company and Parent owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property or

Parent Intellectual Property, respectively. Each of the Company and Parent has not received any communications alleging that the Company or Parent, respectively, has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.

(b)To the Company’s knowledge and to the Parent’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company or Parent violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.

(c)Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property or Parent Intellectual Property, nor is the Company or Parent bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.

(d)Each of the Company and Parent has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s or Parent’s business.

(e)Each employee and consultant has assigned to the Company or to the Parent all intellectual property rights he or she owns that are related to the Company’s business or the Parent’s business, respectively, as now conducted and as presently proposed to be conducted and all intellectual property rights that he, she or it solely or jointly conceived, reduced to practice, developed or made during the period of his, her or its employment or consulting relationship with the Company or Parent that (i) relate, at the time of conception, to practice, development, or making of such intellectual property right, to the Company’s business or the Parent’s business as then conducted or as then proposed to be conducted, (ii) were developed on any amount of the Company’s time or Parent’s time or with the use of any of the Company’s or Parent’s equipment, supplies, facilities or information or (iii) resulted from the performance of services for the Company or Parent, respectively. To the Company’s knowledge and to the Parent’s knowledge, it will not be necessary to use any such intellectual property rights of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company or Parent, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past.

(f)Section 2.9(f) of the Disclosure Schedule at Exhibit D hereto lists all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, tradenames, registered copyrights, and licenses to and under any of the foregoing, in each case owned by the Company and/or Parent.

(g)Each of the Company and Parent has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company or Parent to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company IP or Parent IP (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company IP or Parent IP; (iii) the creation of any obligation for the Company or Parent with respect to Company IP owned by the Company or Parent IP owned by the Parent, respectively, or the grant to any third party of any rights or immunities under Company IP owned by the Company or Parent IP owned by the Parent; or (iv) any other limitation, restriction or condition on the right of the Company or Parent with respect to its use or distribution of any Company IP or Parent IP, respectively.

2.10Compliance with Other Instruments. Neither the Company nor Parent is in violation or default (i) of any provisions of its Articles of Incorporation as Amended or Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Schedule, or (v) to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company or Parent, the violation of which would have a Material Adverse Effect. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the Parent or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company or Parent.

2.11Agreements; Actions.

(a)Except for the Transaction Agreements and as set forth in Section 2.11(a) of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company or Parent is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company or Parent in excess of $50,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company or Parent, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s or Parent’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company or Parent with respect to infringements of proprietary rights.

(b)Neither the Company nor the Parent has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed, or incurred any other liabilities individually in excess of $25,000 or in excess of $100,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for business expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than in the ordinary course of business. For the purposes of 0 and 0 of this Section 2.11, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company or Parent has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such section.

(c)Neither the Company nor Parent is a guarantor or indemnitor of any indebtedness of any other Person.

2.12Certain Transactions.

(a)Other than (i) standard employee benefits generally made available to all employees, standard employee offer letters, compensation agreements and Confidential Information Agreements (as defined below), (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of shares of the Company’s capital stock or options to purchase the same approved in the written minutes or unanimous consents of the Board of Directors, and (iv) the Transaction Agreements, there are no agreements, understandings or proposed transactions between the Company or Parent and any of its officers, directors or Key Employees, or any Affiliate thereof, respectively.

(b)Neither the Company nor Parent is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s or Parent’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Company or Parent, respectively, or, to the Company’s knowledge and the Parent’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s or Parent’s, respectively, customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Company or Parent is affiliated or with which the Company or Parent has a business relationship, or any firm or corporation which competes with the Company or Parent except that directors, officers, employees or stockholders of the Company and Parent may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Company or Parent; or (iii) financial interest in any material contract with the Company or Parent.

2.13Rights of Registration and Voting Rights.  Neither the Company nor Parent is under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge and to the Parent’s knowledge, no shareholder of the Company or Parent, respectively, has entered into any agreements with respect to the voting of capital shares of the Company or Parent, respectively.

2.14Property.  The property and assets that each of the Company and Parent own is free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s or Parent’s ownership or use of such property or assets. With respect to the property and assets it leases, each of the Company and Parent is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. Neither the Company nor the Parent owns any real property.

2.15Financial Statements.  The Company has delivered to the Purchaser its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2023 (the “Balance Sheet Date”) and for the period February 7, 2023 (Inception) through December 31, 2023, and the Parent has delivered to the Purchaser its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of December 31, 2023 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company and Parent, respectively, as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, each of the Company and Parent has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under contracts and commitments incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. Each of the Company and Parent maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

2.16Changes. Since the Balance Sheet Date there has not been:

(a)any change in the assets, liabilities, financial condition or operating results of the Company or Parent from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(b)any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(c)any waiver or compromise by the Company or Parent of a valuable right or of a material debt owed to it;

(d)any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e)any material change to a material contract or agreement by which the Company or Parent or any of its assets is bound or subject;

(f)any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)any resignation or termination of employment of any officer or Key Employee of the Company or Parent;

(h)any mortgage, pledge, transfer of a security interest in, or lien, created by the Company or Parent, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s or Parent’s ownership or use of such property or assets;

(i)any loans or guarantees made by the Company or Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)any declaration, setting aside or payment or other distribution in respect of any of the Company’s or Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company or Parent;

(k)any sale, assignment or transfer of any Company Intellectual Property or Parent Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(l)receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company or Parent; or

(m)any arrangement or commitment by the Company or Parent to do any of the things described in this Section 0.

2.17Employee Matters.

(a)To the Company’s knowledge, and to the Parent’s knowledge, respectively, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or Parent or that would conflict with the Company’s or Parent’s business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company’s business or the Parent’s business by the employees of the Company or Parent, respectively,, nor the conduct of the Company’s or Parent’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge or to the Parent’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(b)Neither the Company nor the Parent is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Each of the Company and Parent has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification and collective bargaining. Each of the Company and Parent has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company or Parent, respectively, and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

(c)To the Company’s knowledge, and to the Parent’s knowledge, no Key Employee intends to terminate employment with the Company or Parent, respectively, or is otherwise likely to become unavailable to continue as a Key Employee. Neither the Company nor the Parent has a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company and Parent, is terminable at the will of the Company or Parent, respectively. Except as set forth in Section 2.16(c)(i) of the Disclosure Schedule or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 2.16(c)(ii) of the Disclosure Schedule, neither the Company nor the Parent has a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(d)Neither the Company nor the Parent has made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s or Parent’s Board of Directors, respectively.

(e)Section 2.17(e) of the Disclosure Schedule sets forth each employee benefit plan maintained, established or sponsored by the Company and Parent, respectively, or which the Company or Parent participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each of the Company and Parent has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(f)To the Company’s knowledge and to the Parent’s knowledge, none of the Key Employees, officers or directors of the Company or Parent has been (i) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) subject to any order, judgment or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from engaging, or otherwise imposing limits or conditions on his or her engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.18Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company or Parent which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company or Parent which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. Each of the Company and Parent has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.19Insurance.  Each of the Company and Parent has in full force and effect and shall maintain general liability and employment practices insurance in an amount of not less than $500,000, with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.20Employee Agreements.  Each current and former employee, consultant and officer of the Company and of the Parent has executed an agreement with the Company or Parent, respectively, regarding confidentiality and proprietary information substantially in the form or forms delivered to the Purchaser or their respective counsel (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. Neither the Company nor the Parent is aware that any of its Key Employees is in violation of any agreement described in this Section 0.

2.21Permits.  Each of the Company and Parent has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor Parent is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.22Corporate Documents.  The Articles of Incorporation, as amended by the Amendment, and Bylaws of the Company and the Amended and Restated Articles of Incorporation and Bylaws of the Purchaser as of the date of this Agreement are in the form provided to the Purchaser. The copy of the minute book of the Company provided to the Purchaser contains minutes of all meetings of directors and stockholders and all actions by written consent without a meeting by the directors and stockholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and stockholders.

2.2383(b) Elections.  To the Company’s knowledge and to the Parent’s knowledge, all elections and notices under Section 83(b) of the Code have been or will be timely filed by all individuals who have acquired unvested shares of the Company’s Common Stock or the Parent’s Common Stock, respectively.

2.24Real Property Holding Corporation.  Neither the Company nor the Parent is  now and has ever been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. Each of the Company and Parent has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.25Environmental and Safety Laws.  Except as could not reasonably be expected to have a Material Adverse Effect to the best of its knowledge (a) each of the Company and Parent is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Company’s knowledge or Parent’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof (each a “Hazardous Substance”), on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or Parent; (c) there have been no Hazardous Substances generated by the Company or Parent that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or Parent, except for the storage of hazardous waste in compliance with Environmental Laws. Each of the Company and Parent has made available to the Purchaser true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

For purposes of this Section 0, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.26Qualified Small Business Stock.  As of and immediately following the Closing: (i) each of the Company and Parent will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Company and Parent, respectively, will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one (1) year period preceding the Initial Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2, and (iii) each of the Company’s and Parent’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Initial Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company or Parent, respectively, in accordance with Code Section 1202(d)(3); provided, however, that in no event shall either the Company or Parent be liable to the Purchaser or any other party for any damages arising from any subsequently proven or identified error in the Company’s or Parent’s, respectively, determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company or Parent, respectively, in a manner either grossly negligent or fraudulent.

2.27Data Privacy. In connection with its collection, storage, use and/or disclosure of any information that constitutes “personal information,” “personal data” or “personally identifiable information” as defined in applicable laws (collectively “Personal Information”) by or on behalf of the Company or Parent, each of the Company and Parent is and has been, to the Company’s knowledge and to the Parent’s knowledge, respectively, in compliance with (i) all applicable laws (including, without limitation, laws relating to privacy, data security, telephone and text message communications, and marketing by email or other channels) in all relevant jurisdictions.  Each of the Company and Parent maintains and has maintained reasonable physical, technical, and administrative security measures and policies designed to protect all Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company or Parent from and against unlawful, accidental or unauthorized access, destruction, loss, use, modification and/or disclosure. To the extent the Company or Parent maintains or transmits protected health information, as defined under 45 C.F.R. § 160.103, each of the Company and Parent is in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, including all rules and regulations promulgated thereunder.  Each of the Company and Parent is and has been, to the Company’s knowledge and to the Parent’s knowledge, in compliance in all material respects with all laws relating to data loss, theft and breach of security notification obligations. To the Company’s knowledge and to the Parent’s knowledge, there has been no occurrence of (x) unlawful, accidental or unauthorized destruction, loss, use, modification or disclosure of or access to Personal Information owned, stored, used, maintained or controlled by or on behalf of the Company or Parent such that Privacy Requirements require or required the Company or Parent, respectively, to notify government authorities, affected individuals or other parties of such occurrence or (y) unauthorized access to or disclosure of the Company’s or Parent’s confidential information or trade secrets that reasonably would be expected to result in a Material Adverse Effect.

2.28FDA Regulation. Each of the Company and Parent is and has been in compliance with all applicable laws administered or issued by the FDA or any similar governmental entity, including the Federal Food, Drug, and Cosmetic Act and all other laws regarding developing, testing, manufacturing, marketing, distributing or promoting the products of the Company or Parent, or complaint handling or adverse event reporting.

2.29Financial Information of Parent.  Biannually, Parent shall provide Purchaser a balance sheet of the Parent, as of the end of such biannual period, a statement of income, and a statement of cash flows of Parent (collectively, the “Financial Statements”), all internally prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein), with the exception that no notes need be attached to such Financial Statements and year-end audit adjustments may not have been made, signed by the Parent’s chief financial officer, or senior-most acting financial manager.  The Financial Statements shall be provided as soon as practicable following the close of the biannual period, and in any event within thirty (30) days thereafter. For purposes of this Section 2.29, the biannual periods shall run each December 31 and June 30.

2.30Disclosure. Each of the Company and Parent has made available to the Purchaser all the information reasonably available to the Company and Parent that the Purchaser has requested for deciding whether to acquire the Shares, including certain of the Company’s projections and Parent’s projections describing its proposed business plan (the “Business Plan”). No representation or warranty of the Company or Parent contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to Purchaser at the Closing contains any untrue statement of a material fact or, to the Company’s knowledge or Parent’s knowledge, omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Business Plan of the Company and of the Parent was prepared in good faith; however, each of the Company and Parent, respectively, does not warrant that it will achieve any results projected in the Business Plan. It is understood that this representation is qualified by the fact that the Company and Parent have not delivered to the Purchaser, and have not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information customarily furnished to Purchaser of securities.

3.Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable against such Purchaser in accordance with their terms, except  as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2Purchase Entirely for Own Account.  This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3Disclosure of Information.  The Purchaser has had an opportunity to discuss the Company’s and the Parent’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s and Parent’s management and has had an opportunity to review the Company’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company or Parent in Section 0 of this Agreement or the right of the Purchaser to rely thereon.

3.4Restricted Securities.  The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock of Parent into which it may be converted. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5No Public Market.  The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6Legends.  The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR

INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(a)Any legend set forth in, or required by, the other Transaction Agreements.

(b)Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

3.7Accredited Investor.  The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8Foreign Investors.  If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.9No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

4.Conditions to the Purchaser’s Obligations at Closing.  The obligations of the Purchaser to purchase Shares at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before such Closing, of each of the following conditions, unless otherwise waived:

4.1Representations and Warranties. The representations and warranties of the Company and Parent contained in Section 0 shall be true and correct in all respects as of such Closing.

4.2Performance. Each of the Company and Parent shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company and Parent on or before such Closing.

4.3Compliance Certificate. Each of the Company and Parent shall deliver to the Purchaser at such Closing a certificate in the form of the certificate attached hereto as Exhibit E certifying that the conditions specified in Sections 4.1 and 0 have been fulfilled.

4.4Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of such Closing.

4.5Board of Directors. As of the Initial Closing, the authorized size of the Company’s Board shall be two.

4.6Board Observer Rights and Agreement. For so long as Purchaser owns securities of the Company, the Company will permit Purchaser to appoint one (1) representative (the “Board Observer”) to attend all meetings of the Board of Directors of the Company (the “Board”) in a nonvoting observer capacity and the Board shall furnish to the Board Observer, at the same time and in the same manner as furnished to the Board, notice of each such meeting, including such meeting’s time and place, and any other materials relevant to such meeting as provided to the Board; provided, that the Board Observer shall keep all information received or observed in his or her capacity as an observer confidential to the same extent as he or she would be obligated to do as a Director of the Company.  The Board Observer shall not owe any fiduciary duties to the Company or any other individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, or other legal entity or organization.  At the Initial Closing, the Company and the Purchaser shall have executed and delivered the Board Observer Agreement.

4.7Filing of Amendment. The Company shall have filed the Amendment with the Secretary of State of West Virginia on or prior to the Initial Closing, which shall continue to be in full force and effect as of the applicable Closing.

4.8Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Articles of Incorporation and Bylaws of the Company as in effect at the Closing, (ii) resolutions of the Board of Directors of the Company approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the stockholders of the Company approving the Amendment.  The Secretary of the Parent shall have delivered to the Purchaser at the Closing a certificate certifying (i) the Amended and Restated Articles of Incorporation and Bylaws of the Parent as in effect at the Closing, and (ii) resolutions of the Board of Directors of the Parent approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements.

4.9Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its respective counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

4.10Opinion of Counsel.   An opinion by counsel to the Company and Parent shall be delivered to Purchaser that addresses all appropriate matters required of the Company or Purchaser with respect to this Agreement, including, but not limited to, an opinion that the Transaction Agreements have been duly authorized, executed and delivered by the Company and Parent, and constitute valid, enforceable and legally binding obligations of the Company and Parent.

4.11Delivery of Insurance Certificates.  Company shall deliver to Purchaser evidence of the insurance coverages required by this Agreement within no more than forty-five (45) days after Closing.

4.12Company shall deliver, at the Initial Closing, payment of all attorneys’ fees, costs and expenses incurred by Purchaser relative to the documentation and closing of this transaction, which payment shall be made directly to Purchaser’s counsel at Closing, and shall not exceed $3,000.

5.Conditions of the Company’s Obligations at Closing.  The obligations of the Company to sell Shares to the Purchaser at the Initial Closing or any subsequent Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1Representations and Warranties. The representations and warranties of the Purchaser contained in Section 0 shall be true and correct in all respects as of such Closing.

5.2Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before such Closing.

5.3Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.4Board Observer Agreement. Purchaser shall have executed and delivered the Board Observer Agreement and the designated Board Observer shall have executed and delivered the Confidentiality and Nondisclosure Agreement to Company.

6.Miscellaneous.

6.1Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company, the Parent, and the Purchaser contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and each Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchaser or the Company or Parent.

6.2Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3Governing Law. This Agreement shall be governed by the internal laws of the State of West Virginia, without regard to conflict of law principles that would result in the application of any law other than the law of the State of West Virginia.

6.4Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.5Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6Notices.

(a)General.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 0. If notice is given to the Company, a copy (which copy shall not constitute notice) shall also be sent to Phil Trad, PO Box 19093, Irvine, CA 92623-9093, via email at ptrad@roadrunner.com; if notice is given to the Parent, a copy (which copy shall not constitute notice) shall also be sent to [ name, address, and email address ]; and if notice is given to the Purchaser, a copy (which copy shall not constitute notice) shall also be given to Spilman Thomas & Battle, LLC, 48 Donley Street, Suite 800, Morgantown, WV 26501, ATTN:  William M. Herlihy, or via email at wherlihy@spilmanlaw.com.

(b)Consent to Electronic Notice.  The Purchaser consents to the delivery of any share notice pursuant to the West Virginia General Corporation Law (the “WVBCA”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the WVBCA (or any successor thereto) at the e-mail address set forth below such Purchaser’s name on the signature page or Exhibit A, as updated from time to time by notice to the Company or Parent after conversion.  To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given.  The Purchaser agrees to promptly notify the Company and Parent of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

6.7No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company and Parent from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees or representatives is responsible. The Company or Parent agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or Parent, respectively, or any of its officers, employees or representatives is responsible.

6.8Amendments and Waivers. Except as set forth in Section 0 of this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of the parties hereto.  Any amendment or waiver effected in accordance with this Section 08 shall be binding upon the Purchaser and each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Company or Parent.

6.9Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.10Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.11Entire Agreement.  This Agreement (including the Exhibits hereto), the Amendment and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.12Termination of Closing Obligations.  The Purchaser shall have the right to terminate its obligations to complete the applicable Closing if, prior to the occurrence thereof, any of the following occurs:

(a)the Company consummates a Deemed Liquidation Event (as defined in the Amendment);

(b)the closing of an initial public offering of the Company, in which case the Purchaser may terminate its obligations hereunder immediately prior to, or contingent upon, such closing; or

(c)the Company or Parent (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or substantially all of its property, (iii) makes an assignment for the benefit of creditors, (iv) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) becomes subject to any involuntary proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, when proceeding is not dismissed within thirty (30) days of filing, or have an order for relief entered against it in any proceedings under the United States Bankruptcy Code.

6.13Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of the State of West Virginia and to the jurisdiction of the United States District Court for the District of West Virginia for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of the State of West Virginia or the United States District Court for the District of West Virginia, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL

6.14No Commitment for Additional Financing. Each of the Company and Parent acknowledges and agrees that Purchaser has made no representation, undertaking, commitment or agreement to provide or assist the Company or Parent in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, each of the Company and Parent acknowledges and agrees that (i) no statements, whether written or oral, made by Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company or Parent in obtaining any financing or investment, (ii) neither the Company nor Parent shall rely on any such statement by Purchaser or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company or Parent in obtaining any financing or investment may only be created by a written agreement, signed by Purchaser and the Company or Parent, respectively, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company or Parent, and shall have no obligation to assist or cooperate with the Company or Parent in obtaining any financing, investment or other assistance.

6.15Right to Conduct Activities.  Although Purchaser is not currently invested in a business that is competitive with the Company’s or Parent’s business, each of the Company and Parent hereby agrees and acknowledges that the Purchaser (together with its affiliates and related parties) is a professional investment organization, and as such reviews the business plans and related proprietary information of many enterprises, some of which may compete directly or indirectly with the Company’s or Parent’s business (as currently conducted or as proposed to be conducted).  Nothing in the corporate documents or Transaction Agreements shall preclude or in any way restrict Purchaser or its affiliates and related parties from evaluating or purchasing securities, including publicly traded securities, of a particular enterprise, or investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company or Parent; and each of the Company and Parent hereby agrees that, to the extent permitted under applicable law, Purchaser (and its affiliates and related parties) shall not be liable to the Company or Parent or its respective Stockholders for any claim arising out of, or based upon, (i) the investment by the Purchaser (or its affiliates and related parties) in any entity competitive with the Company or Parent, or (ii) actions taken by any partner, officer, employee or other representative of the Purchaser (or its affiliates and related parties) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company or Parent.

6.16.Consent to Transfers. Each of the Company and Parent agrees that Purchaser shall be permitted to transfer, without obtaining any consent in the future, all or any portion of its Shares, directly or indirectly to the direct or indirect holder of any ownership interest in such Purchaser: (i) outright or in trust to or for the benefit of such holder of any ownership interest in the Purchaser, (ii) outright or in trust to or for the benefit of a family member of any such direct or indirect holder or a Person all of the beneficial interests of which are held by such family members, or (iii) to a Person to hold such Shares as the Purchaser’s nominee.

6.17.Assignment. The rights provided in this Agreement may not be assigned or transferred by the Purchaser without the Company’s and Parent’s written consent; provided that, the Purchaser may assign its rights under this Agreement to an Affiliate of Purchaser without the Company’s or Parent’s consent in connection with the transfer of any Shares. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Class B Common Stock Purchase Agreement as of the date first written above.

GATC WEST VIRGINIA, INC.	WEST VIRGINIA JOBS INVESTMENT TRUST

/s/ Jeff Moses	/s/ C. Andrew Zulauf
Jeff Moses, President	C. Andrew Zulauf, Executive Director

GATC HEALTH CORP

/s/ Jeff Moses
Jeff Moses, President

EXHIBITS

Exhibit A-FORM OF AMENDMENT TO ARTICLES OF INCORPORATIONBOARD OBSERVER AGREEMENT

This Board Observer Agreement (the “Agreement”) is entered into as of February 28, 2024, and is by and between GATC West Virgina, Inc., a West Virginia corporation (the “Company”) and the West Virginia Jobs Investment Trust, a West Virginia State agency and division of the West Virginia Economic Development Authority, a public corporation (“WVJIT”).

WHEREAS, in connection with the financing pursuant to that certain Class B Common Stock Purchase Agreement, dated February 28, 2024, by and between the Company and WVJIT (the “Purchase Agreement”), WVJIT shall have the right to designate a non-voting board observer (an “Observer”) to the board of directors of the Company (the “Board”);

WHEREAS, the Observer shall receive and be provided access to certain confidential and proprietary information, data and know-how relating to the business and prospective business of the Company and to existing or potential products, processes and services of the Company; and

WHEREAS, the Company wishes to maintain in confidence such information and WVJIT recognizes the necessity of maintaining the strictest confidence with respect to the Company’s confidential information.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein, as well as other valuable consideration received, the parties agree as follows:

Section 1. Observer Rights.

(a)For so long as WVJIT owns securities of the Company, WVJIT shall have the right to designate, from time to time in its sole discretion, by written notice to the Board, an Observer to attend all meetings (including telephonic or videoconference meetings) of the Board in a non-voting, observer capacity. WVJIT hereby designates C. Andrew Zulauf to serve as the Observer until his or her successor shall have been designated by WVJIT. The Observer may participate fully in discussions of all matters brought to the Board or Committee, as the case may be, for consideration, but in no event shall the Observer (i) be deemed to be a member of the Board; (ii) have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders; (iii) have the right to propose or offer any motions or resolutions to the Board; or (iv) have the right to vote on any matter under consideration by the Board or otherwise have any power to cause the Company to take, or not to take, any action. The Company shall allow the Observer to attend Board meetings either in person or by telephone or electronic communication, as the Observer may elect in its sole discretion. The Observer’s presence shall not be required for purposes of establishing a quorum.

(b)The Company shall provide the Observer copies of all notices, minutes, consents and other materials that it provides to the members of the Board, except materials that relate to executive sessions of the Board (collectively, “Board Materials”), including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board members, except to the extent the Observer has been excluded therefrom pursuant to clause (c) below. The Board Materials for any regular quarterly meeting provided for pursuant to subsection (e) of this Section 1 shall include quarterly financial statements (which may be unaudited) or, with respect to the December 31 quarter, annual financial statements (which may be unaudited).

(c)Notwithstanding anything herein to the contrary, the Company may exclude the Observer from access to any Board Materials, meeting or portion thereof if the Board concludes, acting in good faith, upon advice of the Company’s counsel, that (i) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company or its affiliates and its counsel; provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege; or (ii) such Board Materials or discussion relates to an existing or potential conflict of interest between the Company or any of its affiliates and affiliates of WVJIT; or (iii) such portion of a meeting is an executive session limited solely to personnel matters.

(d)The Company shall hold no less than one regularly scheduled Board meeting each quarter.

Section 2.Confidentiality.

(a)All information, including verbal information and written materials, provided to an Observer in accordance with Section 1 shall be treated as confidential and sensitive (“Confidential Information”) and, prior to the Observer’s attendance at any Board or Committee meeting, the Observer shall execute and deliver to the Company a confidentiality agreement in the form attached hereto as Exhibit A. WVJIT shall be entitled to receive Confidential Information from the Observer and WVJIT agrees to not disclose any Confidential Information to any person, except that Confidential Information may be disclosed as permitted by such confidentiality agreement.

(b)    Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company. The restrictions contained in this Section 2 shall terminate five years following the date on which WVJIT ceases to own any shares of Class B Common Stock (as defined in the Purchase Agreement) or any other shares of capital stock of the Company.

Section 3.Expenses. The Company shall be responsible for any and all out-of-pocket expenses incurred in connection with the Observer’s attendance at Board and Committee meetings.

Section 4. Miscellaneous.

(a)Each provision of this Agreement shall be treated as a separate and independent clause, and the enforceability of any one clause shall in no way impair the enforceability of any other clauses herein. Moreover, if one or more of the provisions herein shall for any reason be held to be unenforceable, the appropriate judicial body shall construe such provision by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(b)This Agreement may not be amended, modified or waived except by a specific writing signed by both parties. Any waiver by WVJIT or the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

(c)This Agreement and all aspects of the relationship between the parties hereto shall be construed and enforced in accordance with and governed by the internal laws of the State of West Virginia without regard to its conflict of laws provisions. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in the State of Delaware and both parties hereby submit to the exclusive jurisdiction and venue of any such court.

(d)The Company, on the one hand, and WVJIT, on the other hand, each acknowledge and agree that monetary damages may not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (i) the non-breaching party shall have the right to seek immediate injunctive and other equitable relief; and (ii) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity.

(e)This Agreement may be executed and delivered either originally or by facsimile and in counterparts, each of which shall constitute an original but taken together shall constitute one and the same instrument.

(f) The provisions of Sections 2, 3, 4(c), 4(d) and this Section 4(f) will survive termination of this Agreement.

GATC WEST VIRGINIA, INC.	WEST VIRGINIA JOBS INVESTMENT TRUST

/s/ Jeff Moses	/s/ C. Andrew Zulauf
Jeff Moses, President	C. Andrew Zulauf, Executive Director

GATC HEALTH CORP

/s/ Jeff Moses
Jeff Moses, President

EXHIBITS

Exhibit A	-	FORM OF AMENDMENT TO ARTICLES OF INCORPORATION

Exhibit B	-	CERTIFICATE FOR ISSUANCE OF ADDITIONAL SHARES

Exhibit C	-	FORM OF BOARD OBSERVER AGREEMENT

Exhibit D	-	DISCLOSURE SCHEDULE (not filed herewith)

Exhibit E	-	COMPLIANCE CERTIFICATE (not filed herewith)

EXHIBIT

FORM OF AMENDMENT TO ARTICLES OF INCORPORATION

ARTICLE 9 OF THE ARTICLES OF INCORPORATION OF GATC WEST VIRGINIA, INC. IS HEREBY AMENDED IN ITS ENTIRETY TO READ AS FOLLOWS:

ARTICLE 9

1. Authorized Classes of Stock. The total number of shares of each class of capital stock which the Corporation shall have to authority to issue shall be 101,000,000 shares of Common Stock, which shall be divided into two classes as follows:

100,000,000 shares of Class A common stock with a par value of $0.0001 per share (“Common Stock”); and

1,000,000 shares of Class B common stock with a par value of $5.00 per share (“Preferred Stock”)

Any stock of the Corporation may be issued for money, property, services rendered, labor done, cash advances to the Corporation or for any other assets of value in accordance with the action of the Board of Directors whose judgment as to value received in return therefor shall be conclusive and said stock, when issued, shall be fully paid and nonassessable.

2.Reclassification of Common Stock. Effective upon filing this amendment with the West Virginia Secretary of State, each of the 10,000 outstanding shares of the Corporation’s common stock shall be reclassified into 10,000 shares of Class A Common Stock, resulting in 100,000,000 outstanding shares of such class.

3. Rights of Class A Common Stock

Each holder of Class A Common Stock shall be entitled to one vote per share for the election of directors and any other matter brought before the shareholders of the Corporation, as set forth in Section 5 hereof, and shall have the right to any dividend declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the rights of the Class B Common Stock, the Class A Common Stock shall be entitled to receive the distribution of the assets of the Corporation provided by §31D-14-1405 of the West Virgina Code. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up  of the Corporation within the meaning of this Section 3, and the Class A Common Stock shall be entitled only to (i) the right provided in any agreement of plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the West Virginia Business Corporation Act and (iii) the rights contained in other Sections hereof.

4.  Rights of Class B Common Stock.

I.Dividends, Distributions and Voting Rights

Holders of Class B Common Stock shall not have any rights to dividends or other distributions, and shall not have any voting rights.

II.Conversion

Each share of Class B Common Stock may be converted at the option of the Corporation into shares of Common Stock (the “Parent Shares”) of GATC Health Corp (the “Parent”) at the initial conversion rate (the "Conversion Rate") defined below.

(a)The initial Conversion Rate, subject to the adjustments described below, shall be one share of Parent Shares for each one share of Class B Common Stock. Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company's registrar and transfer agent.  The date on which conversion may be made shall be referred to as the "Conversion Date."

(b)Adjustments to Conversion Rate.

(1)Reclassification, Exchange and Substitution.  If the Parent Shares shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for below), the holders of the Class B Common Stock shall, upon its conversion, be entitled to receive, in lieu of the Parent Shares which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if such Class B Common Stock had been converted into Parent Shares immediately before that change.

(2)Reorganizations, Mergers, Consolidations or Sale of Assets.  If at any time there shall be a capital reorganization of the Parent’s common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (b) or merger of the Corporation into another corporation, or the sale of the Parent’s properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Class B Common Stock shall thereafter be entitled to receive upon conversion of the Class B Common Stock, the number of shares of stock or other securities or property of the Parent, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Class B Common Stock would have been entitled on such capital reorganization, merger or sale if the Class B Common Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(2) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Class B Common Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c)No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Article 9, Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Class B Common Stock against impairment.

(d)Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Class B Common Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Class B Common Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Class B Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Class B Common Stock.

(e)Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available Parent Shares solely for the purpose of effecting the conversion of the shares of the Class B Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Class B Common Stock.

(f)Notices.  Any notices required by the provisions of this Section II to be given to the holders of shares of Class B Common Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

III.Liquidation, Dissolution, or Winding Up

In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Class B Common Stock shall automatically be converted into Parent Shares in accordance with  Section II above.

IV.Consolidation, Merger, Etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Class B Common Stock shall automatically be converted into Parent Shares in accordance  with Section II above.

V.Redemption

The shares of Class B Common Stock shall not be redeemable.

VI.Amendment

The Articles of Incorporation of the Corporation shall not be amended in any manner which would alter or change the powers, preferences or special rights of the Class B Common Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B Common Stock, voting together as a single class.

4.  Dividends. Dividends shall be payable at the discretion of the Board of Directors at such times and in such amounts as it deems advisable, subject, however, to the provisions of any applicable law; provided, however, that any dividends which may be declared by the Board of Directors of the Corporation shall be paid in cash or property only out of the unreserved and unrestricted earned surplus of the Corporation, except as otherwise provided by the applicable laws of the State of West Virginia and except that the Board of Directors of the Corporation, from time to time, may distribute to its shareholders in partial liquidation, out of capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the following provisions:

(i) No such distribution shall be made at a time when the Corporation is insolvent or when such distribution would render the Corporation insolvent; and

(ii) Each such distribution when made shall be identified as a distribution in partial liquidation and the amount per share disclosed to the shareholders receiving the same concurrently with the distribution thereof.

5. Voting of Shares. Each outstanding share of Class A Common Stock shall be entitled to one vote at shareholders’ meetings, either by person or by proxy.

In all elections for directors, every holder of the Class A Common Stock shall have the right to vote in person, by proxy or by voting trustee under any voting trust, the number of shares of stock owned by him for as many persons as there are directors to be elected, or to cumulate such shares and to give one candidate as many votes as shall be equal to the number of directors multiplied by the number of his shares of stock or to distribute them on the same principle among as many candidates as he shall think fit; and directors shall not be elected in any other manner.

6. No Preemptive Rights. No holder of shares of Common Stock or any other securities which the Corporation may now or hereafter be authorized to issue shall be entitled to any preemptive or preferential right to subscribe to any unissued Common Stock or any other securities which the Corporation may now or hereafter be authorized to issue. The Board of Directors, however, in its discretion by resolution, may determine that any unissued securities of the Corporation shall be offered for subscription solely to the holders of its Common Stock or Preferred Stock or solely to the holders of any class or classes of such stock, which the Corporation may now or hereafter be authorized to issue, in such proportions based on stock ownership as the Board of Directors in its discretion may determine.

7. Restrictions on Transfer. The Board of Directors may restrict the transfer of any of the Corporation’s Common Stock or any other securities which the Corporation may now or hereafter authorize to issue by giving the Corporation or any shareholder “first right of refusal to purchase” the stock, by making the stock redeemable or by restricting the transfer of the stock under such terms and in such manner as the directors may deem necessary and as are not inconsistent with the laws of the State of West Virginia. Any stock so restricted must carry a conspicuous legend noting the restriction and the place where such restriction may be found in the records of the Corporation.

EXHIBIT B

CERTIFICATE FOR ISSUANCE OF ADDITIONAL SHARES

CERTIFICATE

Delivered pursuant to Section 1.3(b) of the Class B Common Stock Purchase Agreement

For issuance of Additional Shares of Class B Common Stock of Company

Reference is made to that certain Class B Common Stock Purchase Agreement dated as of February __, 2024, by and between GATC WEST VIRGINIA, INC. (“Company”), GATC Health Corp (“Parent”) and WEST VIRGINIA JOBS INVESTMENT TRUST (“Purchaser”) (as it may hereafter from time to time be restated, amended, modified or supplemented, the “Purchase Agreement”).  Capitalized terms used in this Certificate that are not defined herein shall have the meaning ascribed to such terms in the Purchase Agreement.

This Certificate is being delivered to Purchaser pursuant to Section 1.3(b) of the Purchase Agreement in connection with the Company’s request for sale and purchase by Purchaser of 200,000 Additional Shares of Class B Common Stock of the Company.

The undersigned, ____________________, in his capacity as [President or CEO] of Company hereby certifies to Purchaser that as of the date hereof:

1.The Company has employed ten (10) Full Time Employees, as such are defined in the Purchase Agreement, for a total of [total FTE employed to date] Full Time Employees employed to date.  The names and positions of the 10 Full Time Employees is as follows:

[Name][Position]

[Name][Position]

[Name][Position]

[Name][Position]

[Name][Position]

[Name][Position]

[Name][Position]

[Name][Position]

[Name][Position]

[Name][Position]

2.All representations, warranties and covenants of the Company, set forth in the Purchase Agreement are true and correct in all material respects.

3.The Company is continuing to operate its business in West Virginia, and no material adverse change has occurred to the Company or its operations or in the financial condition of the Company since [DATE of Closing or last Certificate]

4.All of the Transaction Documents remain in full force and effect and are fully enforceable according to their terms.

Dated as of this _____ day of ______________, 2024

GATC WEST VIRGINIA, INC.,

A West Virginia Corporation

By:  _______________________________

Name:

Its:

EXHIBIT C

FORM OF BOARD OBSERVER AGREEMENT

BOARD OBSERVER AGREEMENT

This Board Observer Agreement (the “Agreement”) is entered into as of February 28, 2024, and is by and between GATC West Virgina, Inc., a West Virginia corporation (the “Company”) and the West Virginia Jobs Investment Trust, a West Virginia State agency and division of the West Virginia Economic Development Authority, a public corporation (“WVJIT”).

WHEREAS, in connection with the financing pursuant to that certain Class B Common Stock Purchase Agreement, dated February 28, 2024, by and between the Company and WVJIT (the “Purchase Agreement”), WVJIT shall have the right to designate a non-voting board observer (an “Observer”) to the board of directors of the Company (the “Board”);

WHEREAS, the Observer shall receive and be provided access to certain confidential and proprietary information, data and know-how relating to the business and prospective business of the Company and to existing or potential products, processes and services of the Company; and

WHEREAS, the Company wishes to maintain in confidence such information and WVJIT recognizes the necessity of maintaining the strictest confidence with respect to the Company’s confidential information.

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein, as well as other valuable consideration received, the parties agree as follows:

Section 1. Observer Rights.

(a)For so long as WVJIT owns securities of the Company, WVJIT shall have the right to designate, from time to time in its sole discretion, by written notice to the Board, an Observer to attend all meetings (including telephonic or videoconference meetings) of the Board in a non-voting, observer capacity. WVJIT hereby designates C. Andrew Zulauf to serve as the Observer until his or her successor shall have been designated by WVJIT. The Observer may participate fully in discussions of all matters brought to the Board or Committee, as the case may be, for consideration, but in no event shall the Observer (i) be deemed to be a member of the Board; (ii) have or be deemed to have, or otherwise be subject to, any duties (fiduciary or otherwise) to the Company or its stockholders; (iii) have the right to propose or offer any motions or resolutions to the Board; or (iv) have the right to vote on any matter under consideration by the Board or otherwise have any power to cause the Company to take, or not to take, any action. The Company shall allow the Observer to attend Board meetings either in person or by telephone or electronic communication, as the Observer may elect in its sole discretion. The Observer’s presence shall not be required for purposes of establishing a quorum.

(b)The Company shall provide the Observer copies of all notices, minutes, consents and other materials that it provides to the members of the Board, except materials that relate to executive sessions of the Board (collectively, “Board Materials”), including any draft versions, proposed written consents, and exhibits and annexes to any such materials, at the same time and in the same manner as such information is delivered to the Board members, except to the extent the Observer has been excluded therefrom pursuant to clause (c) below. The Board Materials for any regular quarterly meeting provided for pursuant to subsection (e) of this Section 1 shall include quarterly financial statements (which may be unaudited) or, with respect to the December 31 quarter, annual financial statements (which may be unaudited).

(c)Notwithstanding anything herein to the contrary, the Company may exclude the Observer from access to any Board Materials, meeting or portion thereof if the Board concludes, acting in good faith, upon advice of the Company’s counsel, that (i) such exclusion is reasonably necessary to preserve the attorney-client or work product privilege between the Company or its affiliates and its counsel; provided, however, that any such exclusion shall only apply to such portion of such material or meeting which would be required to preserve such privilege; or (ii) such Board Materials or discussion relates to an existing or potential conflict of interest between the Company or any of its affiliates and affiliates of WVJIT; or (iii) such portion of a meeting is an executive session limited solely to personnel matters.

(d)The Company shall hold no less than one regularly scheduled Board meeting each quarter.

Section 2.Confidentiality.

(a)All information, including verbal information and written materials, provided to an Observer in accordance with Section 1 shall be treated as confidential and sensitive (“Confidential Information”) and, prior to the Observer’s attendance at any Board or Committee meeting, the Observer shall execute and deliver to the Company a confidentiality agreement in the form attached hereto as Exhibit A. WVJIT shall be entitled to receive Confidential Information from the Observer and WVJIT agrees to not disclose any Confidential Information to any person, except that Confidential Information may be disclosed as permitted by such confidentiality agreement.

(b)    Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company. The restrictions contained in this Section 2 shall terminate five years following the date on which WVJIT ceases to own any shares of Class B Common Stock (as defined in the Purchase Agreement) or any other shares of capital stock of the Company.

Section 3.Expenses. The Company shall be responsible for any and all out-of-pocket expenses incurred in connection with the Observer’s attendance at Board and Committee meetings.

Section 4. Miscellaneous.

(a)Each provision of this Agreement shall be treated as a separate and independent clause, and the enforceability of any one clause shall in no way impair the enforceability of any other clauses herein. Moreover, if one or more of the provisions herein shall for any reason be held to be unenforceable, the appropriate judicial body shall construe such provision by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

(b)This Agreement may not be amended, modified or waived except by a specific writing signed by both parties. Any waiver by WVJIT or the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

(c)This Agreement and all aspects of the relationship between the parties hereto shall be construed and enforced in accordance with and governed by the internal laws of the State of West Virginia without regard to its conflict of laws provisions. Any claims or legal actions by one party against the other shall be commenced and maintained in any state or federal court located in the State of Delaware and both parties hereby submit to the exclusive jurisdiction and venue of any such court.

(d)The Company, on the one hand, and WVJIT, on the other hand, each acknowledge and agree that monetary damages may not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach hereof, (i) the non-breaching party shall have the right to seek immediate injunctive and other equitable relief; and (ii) the breaching party agrees to waive any applicable right or requirement that a bond be posted by the non-breaching party. Such remedies will not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies that may be available to the non-breaching party at law or in equity.

(e)This Agreement may be executed and delivered either originally or by facsimile and in counterparts, each of which shall constitute an original but taken together shall constitute one and the same instrument.

(f) The provisions of Sections 2, 3, 4(c), 4(d) and this Section 4(f) will survive termination of this Agreement.

GATC WEST VIRGINIA, INC.	WEST VIRGINIA JOBS INVESTMENT TRUST

/s/ Jeff Moses	/s/ C. Andrew Zulauf
Jeff Moses, President	C. Andrew Zulauf, Executive Director